EXHIBIT 23.1

Independent Auditors’ Consent

The Board of Directors

Realty Income Corporation:

We consent to the incorporation by reference in Registration Statement Nos. 333-80821 and 333-102073 on Form S-3 of Realty Income Corporation and to the incorporation by reference in Registration Statement Nos. 033-95708, 333-102080 and 333-105504 on Form S-8 of Realty Income Corporation of our report dated January 23, 2004, with respect to the consolidated balance sheets of Realty Income Corporation and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2003, and the related financial statement Schedule III, which report appears in the December 31, 2003, annual report on Form 10-K of Realty Income Corporation.

/s/ KPMG LLP
KPMG LLP

San Diego, California
February 18, 2004